SCHEDULE A
                                     TO THE
                         INVESTMENT ADVISORY AGREEMENT
            DATED DECEMBER 19, 2011, AS AMENDED MAY 15, 2013 BETWEEN
                        THE ADVISORS' INNER CIRCLE FUND
                                      AND
                          CBRE CLARION SECURITIES LLC

The Trust will pay to the Adviser as compensation for the Adviser's services rendered, a fee, computed daily at an annual rate based on the average daily net assets of the Fund in accordance the following fee schedule:

FUND                                                                      RATE
CBRE Clarion Long Short Fund ...........................................  1.25%
CBRE Clarion Global Infrastructure Value Fund ..........................  0.90%